                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G

                        UNDER THE SECURITIES EXCHANGE ACT
                                     OF 1934

                       ELECTRONICS BOUTIQUE HOLDINGS CORP.
                                (Name of Issuer)

                     COMMON STOCK, PAR VALUE $.01 PER SHARE
                         (Title of class of securities)

                                    286045109
                                    ---------
                                 (CUSIP Number)

--------------------------------------------------------------------------------
                                 January 1, 2003
                                 ---------------
             (Date of Event Which Requires Filing of this Statement)

Check the  appropriate box to designate the rule pursuant to which this Schedule is filed:

                  /__/     Rule 13d-1(b)
                  /__/     Rule 13d-1(c)
                  /X/      Rule 13d-1(d)

The  remainder  of this cover page shall be filled out for a reporting  person's initial filing on this form with respect to the subject class of securities, and for any  subsequent  amendment  containing  information  which  would  alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the  Securities  Exchange  Act of
1934 ("Act") or otherwise  subject to the liabilities of that section of the Act but  shall be  subject  to all other  provisions  of the Act  (however,  see the
Notes).

1.        NAME OF REPORTING PERSON
          John F.A. Earley, as Trustee

2.        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
          (a)      /__/     (b)      /__/

3.        SEC USE ONLY

4.        CITIZENSHIP OR PLACE OF ORGANIZATION
          United States Citizen

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

          5.       SOLE VOTING POWER
                   Not Applicable

          6.       SHARED VOTING POWER
                   Not Applicable

          7.       SOLE DISPOSITIVE POWER
                   Not Applicable

          8.       SHARED DISPOSITIVE POWER
                   Not Applicable

9.        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          0 shares

10.       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
          /__/

11.       PERCENTAGE OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
          0%

12.       TYPE OF REPORTING PERSON
          (IN)

                                      -2-

ITEM 1.   (a)    Name of Issuer:  Electronics Boutique Holdings Corp.

          (b)    Address of Issuer's Principal Executive Offices:
                 931 South Matlack Street
                 West Chester, PA 19382

ITEM 2.   (a)    Name of Person Filing:
                 John F.A. Earley, as Trustee

          (b)    Address of Principal Business Office, or if none, Residence:
                 1345 Enterprise Drive
                 West Chester, PA 19380

          (c)    Citizenship:
                 United States Citizen

          (d)    Title of Class of Securities:
                 Common Stock, par value $.01 per share

          (e)    CUSIP Number: 286045109

ITEM 3.   Not Applicable

ITEM 4.   OWNERSHIP
          (a)    Amount Beneficially Owned:
                 0 shares

          (b)    Percent of Class:  0%

          (c)    Number of shares as to which such person has:
                 (i)   Sole power to vote or to direct the vote:
                       Not Applicable

                 (ii)  Shared power to vote or to direct the vote:
                       Not Applicable

                 (iii) Sole power to dispose or to direct the
                       disposition:
                       Not Applicable

                 (iv)  Shared power to dispose or to direct the
                       disposition of:
                       Not Applicable

ITEM 5.   OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS
          If this  statement  is being  filed to report  the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more  than  five  percent  of the  class of  securities,  check the following /X/

                                      -3-

ITEM 6.   OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON
          Not Applicable

ITEM 7.   IDENTIFICATION  AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE
          SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY
          Not Applicable

ITEM 8.   IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP
          Not Applicable

ITEM 9.   NOTICE OF DISSOLUTION OF GROUP
          Not Applicable

                                      -4-

ITEM 10. CERTIFICATION

After  reasonable  inquiry and to the best of my knowledge and belief, I certify that the information  set forth in this statement is true,  complete and correct insofar as the information pertains to the undersigned.

/s/ John F.A. Earley*                                         February 12, 2004
---------------------
John F.A. Earley, as Trustee

          *           /s/ Memma S. Kilgannon                  February 12, 2004
                      ----------------------

          *           Memma S. Kilgannon, as
                      attorney-in fact for the
                      reporting person indicated,
                      pursuant to power-of-
                      attorney previously filed with the
                      U.S. Securities and Exchange
                      Commission.

                                      -5-